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                                                                EXHIBIT 99.1

                   PMSI DIVESTS INTERNATIONAL PUBLISHING AND
                             COMMUNICATION BUSINESS


July 30, 1997, New York New York - PHARMACEUTICAL MARKETING SERVICES INC.
(PMSI) (Nasdaq:PMRX), a leading international provider of information services to the pharmaceutical and health care industry, today announced that it had completed the divestiture of its international publishing and communications operation based in the Netherlands.

The company announced that its Dutch and US-based international publishing and communications operations, PMSI - Bugamor, had been acquired by Excerpta Medica, the medical communications arm of Elsevier Science, to complement its other medical and technical publishing capabilities. The terms of the transaction were not disclosed. PMSI also noted that Excerpta Medica had taken a lease for office space in PMSI's building in Almere, The Netherlands.

PMSI stated in May 1996 that it intended to concentrate on its core activities of information services to the pharmaceutical and healthcare industries, and that it would be divesting its non database segment and its international publishing business, Bugamor. Bugamor was recorded in the Company's financial reports as part of its continuing operations and was the second largest of the businesses to be divested in the program, leaving only IMR, PMSI's French point of sale business, still to be divested.

PMSI provides a range of information services to pharmaceutical and healthcare companies in the United States, Europe and Japan, to enable them to optimise their sales and marketing performance. Most of the Company's information services are generated from PMSI's proprietary databases which contain unique prescription, managed care, healthcare market and medical prescriber data.